EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2009, by and between Stephen D. Steinour (the “Executive”) and Huntington Bancshares Incorporated, a Maryland corporation (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company is desirous of employing the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Effective Date. The “Effective Date” shall mean the date of this Agreement as first above written.

2. Employment Period. The initial term of the Executive’s employment will commence on the Effective Date and end on December 31, 2013 (the “Initial Employment Period”), unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that as of the expiration date of each of (a) the Initial Employment Period and (b) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a three-year period (each, a “Renewal Period”), unless either party gives at least one hundred and twenty (120) days written notice prior to such expiration date of its intention not to renew the Employment Period (the Initial Employment Period and each subsequent Renewal Period shall constitute the “Employment Period”).

3. Position and Duties.

(a) During the Employment Period, the Executive shall (i) serve as the President and Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such positions and as are customarily exercised by a person holding such positions in a company of the size and nature of the Company, (ii) report directly to the Board of Directors of the Company (the “Board”), (iii) initially be appointed to, and thereafter be nominated to, serve as a member of the Board, (iv) while serving on the Board, serve as the Chairman of the Board and (v) perform his duties at the Company’s corporate headquarters in Columbus, Ohio.

(b) The Executive agrees that during the Employment Period, he shall devote his full business time, energies and talents to serving in the positions described in Section 3(a) and he shall perform his duties faithfully and efficiently subject to the directions of the Board. Notwithstanding the foregoing provisions of this Section 3(b), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; and (ii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business or policies of the Company or any subsidiary or affiliate of the Company (the “Affiliated Entities”). The Company, without limitation, expressly acknowledges that the Executive currently serves on and, subject to the conditions in the preceding sentence, may continue his service on the boards of directors of the National Constitution Center and the Eisenhower Fellowships. The Executive may continue to serve as a member of the board of directors of Exelon Corporation through the remainder of his current term of service and, with the prior consent of the Board (which consent shall not be unreasonably withheld), the Executive may serve on the board of directors of Exelon Corporation past his current term of service and, after January 1, 2010, may serve as a director of up to one other for-profit entity; provided that any service as a board member of another entity shall, in any event, be subject to the aforesaid conditions regarding interference with the Executive’s duties under this Agreement and conflict with the business or policies of the Company or the Affiliated Entities.

4. Compensation. Subject to the terms of this Agreement, while the Executive is employed by the Company during the Employment Period, the Company shall compensate him for his services as follows:

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $1,000,000. The Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies.

(b) Annual Incentive Payment. With respect to each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”) as determined by the Compensation Committee in accordance with the Company’s Management Incentive Plan or any substitute or successor plan thereto (the “Incentive Plan”). The Executive’s target Incentive Payment opportunity under the Incentive Plan for each fiscal year during the Employment Period shall be 110% of his Annual Base Salary (the “Target Incentive Payment”). With respect to the Company’s 2009 fiscal year, the Executive will be entitled to receive an Incentive Payment of not less than 50% of the Target Incentive Payment. Any earned Incentive Payment shall be paid to the Executive pursuant to the terms of the Incentive Plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the close of such fiscal year unless the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Long-Term Incentive Awards. During the Employment Period, the Executive shall be eligible to receive long-term incentive awards (the “LTIP Awards”) under the Company’s equity-based compensation plans (the “Equity Plans”) on terms and conditions no less favorable than those provided to other senior executives of the Company, except as provided in this Section 4(c). The Executive’s target LTIP Award opportunity with respect to each three-year performance cycle under the Equity Plans (each, a “Performance Cycle”) shall be 31.25% of his Annual Base Salary, and, with respect to the 2007-2009 and 2008-2010 Performance Cycles, the Executive’s earned LTIP Award shall be pro-rated for the relative portion of the Performance Cycle occurring during the Employment Period. Any earned LTIP Award shall be paid to the Executive upon conclusion of the applicable Performance Cycle pursuant to the terms of the Equity Plan to which the applicable LTIP Award and Performance Cycle relate.

(d) Annual Equity Incentive Awards. Beginning with the Company’s annual equity review in July, 2009, during the Employment Period, the Executive shall be eligible to receive annual equity incentive awards under the Equity Plans on terms and conditions no less favorable than those provided to other senior executives of the Company.

(e) Inducement Option. As an inducement to the Executive’s willingness to enter into this Agreement, the Company shall, on the Effective Date, grant the Executive an option (the “Inducement Option”) to purchase 1,000,000 shares of the Company’s common stock (the “Common Stock”) with a per-share exercise price equal to the closing price of a share of Common Stock on the NASDAQ on the grant date (as permitted under Treas. Reg. § 1.409A-1(b)(5)(iv)(A)), which Inducement Option shall (i) be a non-qualified stock option, (ii) have a seven-year term (subject to earlier termination in accordance with Section 6.7 of the 2007 Plan) and (iii) vest ratably (in equal increments) on each of the first five anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Inducement Option shall not be granted pursuant to the 2007 Plan, but shall be subject to the terms of the 2007 Plan. In the event that an event described in Section 4.3 of the 2007 Plan occurs prior to the grant of the Inducement Option and awards under the 2007 Plan are adjusted pursuant to Section 4.3, the number of shares to be subject to the Inducement Option shall be equitably adjusted consistent with the adjustment generally made under the 2007 Plan. Notwithstanding anything to the contrary herein, the Inducement Option, for purposes of the Executive Agreement (as defined below), including without limitation the acceleration provisions therein, shall be deemed to be an award under the Corporation’s Stock and Incentive Plans held by the Executive.

(f) Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be provided with employee benefits, fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company’s other senior executives, which shall include, without limitation, participation in the Company’s Supplemental Stock Purchase and Tax Savings Plan and the Company’s Supplemental Retirement Income Plan (or any successor plans thereto) as such plans may be in effect from time to time. The Company will promptly secure an amendment to the Company’s Supplemental Retirement Income Plan to provide the Executive with an opportunity to elect to receive a lifetime joint and survivor annuity payment option with respect to his accrued and vested benefit under the Supplemental Retirement Income Plan, a projected estimate of which is set out in the letter to John B. Gerlach, Jr. from David L. Jakes, F.S.A. dated January 7, 2009, which estimate is subject to, and based on, the assumptions set forth in such letter.

(g) Expense Reimbursement. Subject to the requirements of Section 8(a)(ii) (relating to in-kind benefits and reimbursements), during the Employment Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives.

(h) Relocation Assistance. Subject to the requirements of Section 8(a)(ii) (relating to in-kind benefits and reimbursements) and in connection with the Executive’s commencement of employment with the Company, the Executive will be provided with relocation benefits under the Company’s relocation policy applicable to executives of the Company, which, notwithstanding anything to the contrary in such policy, shall include (as applies to the Executive), (i) reimbursement for up to 18 months of temporary living expenses in the Columbus, Ohio area, (ii) reimbursement for up to 18 months of commercial coach airfare and other reasonable travel related expenses for travel to and from the Executive’s primary personal residence in Haverford, Pennsylvania subsequent to the Effective Date and (iii) coverage under the “Amended Value Sale – Home Sale Program” until the earlier of the sale of the Executive’s primary residence in Haverford, Pennsylvania and August 31, 2010. For purposes of clarification, (A) a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason shall be treated as an involuntary termination for which the Executive would have been entitled to receive enhanced transition pay under the Company’s Transition Pay Plan (but for his entitlement to severance under Section 6(a) of this Agreement) for purposes of the relocation policy and the Relocation Assistance and Reimbursement Agreement attached thereto and (B) references to “12 months” therein shall refer to 12 months from the earlier of (x) August 31, 2010 and (y) the date on which the applicable expense is incurred. The parties agree that, prior to its execution, they will make any revisions to the Reimbursement Agreement necessary to make it consistent with this Section 4(h).

(i) Executive Agreement. Notwithstanding anything to the contrary herein, following the Effective Date, the Company shall enter into an executive agreement (the “Executive Agreement”) with the Executive in a form substantially similar to that agreement entered into by and between the Company and the Company’s previous Chief Executive Officer on January 1, 2006.

(j) Stock Ownership Requirement. While employed by the Company, the Executive shall be subject to the Company’s stock ownership policy in accordance with the guidelines as established by the Compensation Committee (the “Stock Ownership Policy”). Pursuant to the Stock Ownership Policy, the Executive shall be required to, by no later than, and as of, the five-year anniversary of the Effective Date, acquire and maintain ownership of a number of shares of Common Stock equal to $5,000,000 divided by the closing price of a share of Common Stock on the Effective Date. The Executive agrees to make continuous progress toward satisfaction of this objective.

(k) Indemnification/Insurance. The Company shall indemnify the Executive to the full extent permitted by the general laws of the State of Maryland, its charter or its bylaws now or hereafter in force, and shall advance all expenses including attorneys’ fees under procedures provided by, and to the full extent permitted by, such laws, charter or bylaws. To the extent the Company provides and maintains liability insurance covering members of the Board and/or senior executives of the Company, the Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 13(f) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of the Affiliated Entities (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of (A) a felony or (B) any crime involving moral turpitude;

(iii) the Executive’s material breach of the Company’s material written policies or procedures;

(iv) the Executive’s willful commission of an act of dishonesty in connection with the Executive’s performance of his duties to the Company or any of the Affiliated Entities; or

(v) any other willful misconduct by the Executive which causes material harm to the Company or any of the Affiliated Entities or their business reputations, including due to any adverse publicity.

In order to invoke a termination for Cause on any of the grounds enumerated under Section 5(b)(i) or (iii), the Company shall provide written notice to the Executive of the existence of such grounds within 30days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Executive shall have 30days following receipt of such written notice during which he may remedy the ground if such ground is reasonably subject to cure.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (iii), (iv) or (v) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the written consent of the Executive:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such positions, authority, duties or responsibilities;

(ii) any material failure by the Company to comply with the material terms of Section 4 of this Agreement;

(iii) any requirement by the Company that the Executive’s services be rendered primarily at a location that is more than 50 miles from the Company’s corporate headquarters in Columbus, Ohio;

(iv) the Company’s giving the Executive a notice of non-renewal prior to the expiration of the Initial Employment Period and therefore failing to extend this Agreement beyond the Initial Employment Period; or

(v) any other material breach of this Agreement by the Company.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 30 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or 30 days after the end of the Cure Period in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or by the Executive without Good Reason (including due to his normal retirement as contemplated by Section 6(e) of this Agreement), the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive with Good Reason, a date that is no later than 30 days after the Cure Period, (iii) if the Executive’s employment is terminated by the Company for Cause, the date on which the Company notifies the Executive of such termination; and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of the Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding any provision contained herein, the Executive’s Date of Termination shall be the date of his “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

6. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. Subject to the Executive’s execution and nonrevocation of a release of claims in a form reasonably acceptable to the Company no later than 22 days after the Date of Termination, if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate his employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (except as otherwise provided below in the case of amounts that are subject to a prior deferral election) the aggregate of the following amounts:

(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any annual Incentive Payment earned by the Executive for a prior award period, but not yet paid to the Executive, provided that (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) such payment shall be made no later than the 15th day of the third (3rd) month following the close of the fiscal year with respect to which such Incentive Payment is earned, (3) the product of (x) the higher of (i) the Target Incentive Payment for the year in which the Date of Termination occurs and (ii) the Incentive Payment paid or payable to the Executive in respect of the fiscal year prior to the year in which the Date of Termination occurs (the higher of (i) and (ii), the “Highest Annual Incentive Payment”) and (y) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Incentive Payment”), (4) any accrued paid time off to the extent not theretofore paid, and (5) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2), (3), (4) and (5) shall be hereinafter referred to as the “Accrued Obligations”); provided, however, in the event that (i) the Executive is a “covered employee” within the meaning of Section 162(m) of the Code during the fiscal year of the Company in which the Date of Termination occurs and (ii) the Executive’s Incentive Payment for the fiscal year of the Company in which the Date of Termination occurs is intended to be “qualified performance-based compensation” within the meaning of Treasury Regulation Section 1.162-27(e), the Pro-Rata Incentive Payment shall be (a) determined based on the Company’s actual performance for the fiscal year of the Company in which the Date of Termination occurs on the same basis as other executive officers and (b) paid at such time as the Company otherwise makes incentive payments for such fiscal year (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder); and

(B) the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Incentive Payment (the product of (1) and (2), the “Severance Payment”); and

(ii) the Company shall pay the Executive, with respect to each open full Performance Cycle, the product of (A) the LTIP Award that the Executive would have earned for such open full Performance Cycle, determined based on the Company’s actual performance for such Performance Cycle on the same basis as other executive officers, and (B) a fraction, the numerator of which is the number of days that have elapsed in the applicable Performance Cycle from the Effective Date (or, if later, the date of commencement of the Performance Cycle) through the Date of Termination, and the denominator of which is the number of days in such Performance Cycle, which payment shall be made at such time as the Company otherwise makes LTIP Award payments with respect to such open Performance Cycle (collectively, the “Pro-Rata LTIP Award Payments”); and

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive or his legal representative, if incapacitated, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company and their beneficiaries.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations (other than the Pro-Rata Incentive Payment) within 30 days of the Date of Termination and (ii) the Other Benefits.

(e) Retirement. Notwithstanding anything to the contrary in this Agreement, should the Executive’s employment terminate without Good Reason and due to his retirement after becoming eligible for normal retirement benefits under the Huntington Bancshares Retirement Plan or any successor retirement plan, the Executive, in addition to any other payments or benefits to which he is or becomes entitled, shall be entitled to (i) the Pro-Rata LTIP Award Payments at the times and subject to the conditions provided in Section 6(a)(ii) above, and (ii) the Pro-Rata Incentive Payment, provided that the Pro-Rata Incentive Payment shall be (A) determined based on the Company’s actual performance for the fiscal year of the Company in which the Date of Termination occurs on the same basis as other executive officers and (B) paid at such time as the Company otherwise makes incentive payments for such fiscal year (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder).

(f) Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

(g) Full Settlement. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits, which shall include the Executive’s vested retirement benefits and any other payments or benefits to which the Executive becomes entitled under the Company’s employee benefit plans) shall be in full satisfaction of the Company’s obligations to the Executive upon his termination of employment, notwithstanding the remaining length of the Initial Employment Period or any Renewal Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6. For the avoidance of doubt, during the Employment Period, the Executive shall only be entitled to severance benefits under this Agreement (and upon a Change of Control (as defined in the Executive Agreement) shall be entitled to severance benefits under the Executive Agreement), and shall not be entitled to severance benefits under the Company’s Transition Pay Plan or any other severance arrangement maintained by the Company or the Affiliated Entities.

7. No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, during the Employment Period and the five-year period thereafter, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest (as determined in the manner described in Section 8(a)(iii) below with the rate determined as of the date such reimbursement is determined to be owed) on any delayed payment, provided that the Executive prevails on any material issue in such contest.

8. Section 409A and EESA.

(a) Section 409A.

(i) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Department of the Treasury (the “Department”) Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under Section 409A or any IRS or Department rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(ii) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the Date of Termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(b) EESA. The Company and the Executive mutually acknowledge that the terms of this Agreement are intended to comply with any requirements that may apply under any applicable law, including the Emergency Economic Stabilization Act of 2008 (“EESA”). The Executive acknowledges, understands and agrees that the Executive is subject to the provisions of EESA and the rules, regulations and guidance issued thereunder (including without limitation the rules issued by the Department under Interim Rule 31 CFR Part 30) (the “EESA Guidance”) for as long as the Department or any other government entity holds any of the Company’s equity or debt pursuant to the terms of EESA and the EESA Guidance. Accordingly, the parties agree as follows:

(i) the Company agrees to comply with EESA and the EESA Guidance, including, without limitation, the requirements that the Company’s compensation committee or a committee acting in a similar capacity review the Company’s risk management policies and incentive compensation arrangements of certain identified executives (as defined by EESA and the EESA Guidance) to ensure that such compensation arrangements do not encourage unnecessary and excessive risks that threaten the value of the Company and certify that such reviews have been undertaken in compliance with EESA and the EESA Guidance;

(ii) the Executive agrees that his rights to compensation under this Agreement and participation in the Company’s benefit and compensation arrangements (the Agreement and any and all such arrangements, collectively, the “Benefit Plans”) will be limited to ensure that such arrangements comply with and are administered in accordance with the provisions of EESA and the EESA Guidance. Accordingly, the Executive hereby (A) acknowledges and understands that any compensation payable to him under any Benefit Plan, including without limitation under this Agreement, shall be subject to EESA and the EESA Guidance, including, without limitation, (x) the potential for clawback of any bonus or incentive compensation paid to the Executive under any Benefit Plan (including any Incentive Payment) in contravention of EESA or the EESA Guidance and (y) the potential for the reduction in amounts payable to Executive under Section 6 of this Agreement as a result of the limitations on golden parachute payments under EESA and the EESA Guidance, (B) consents to any future modifications and limitations with respect to, and under, the Benefit Plans only to the extent necessary to ensure compliance with EESA and the EESA Guidance, (C) agrees that any plan, program, policy, agreement or arrangement of the Company and its affiliates and this Agreement shall be treated as a Benefit Plan for purposes of such limitations, (D) voluntarily waives any claim against the Company for any changes to the Executive’s compensation or benefits that are required to comply with the regulation issued by the Department on October 20, 2008 in consideration for the benefits that the Executive will receive as a result of the Company’s participation in the Department’s Capital Purchase Program, (E) agrees that such waiver and consent shall constitute a part of and be integrated with this Agreement and (F) agrees to execute, acknowledge and deliver such documents or instruments and take such other actions as may be reasonably necessary to effectuate the foregoing.

9. Forfeiture. Notwithstanding any other provisions of this Agreement and in addition to and not in contravention of the clawback provision applicable to the Executive under the EESA Guidance:

(a) If the Company is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the Federal securities laws, the Executive shall reimburse the Company for (i) all amounts received under any incentive compensation plans from the Company during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement and (ii) any profits realized from the sale of securities of the Company during that twelve (12) month period, unless the application of this provision has been exempted by the Securities and Exchange Commission.

(b) If the Compensation Committee shall determine that the Executive has engaged in a serious breach of conduct, the Compensation Committee may terminate any equity compensation award or require the Executive to repay any gain realized on the exercise of an award in accordance with the terms such award or the equity compensation plan governing such award.

(c) If the Executive is found guilty of misconduct by any judicial or administrative authority in connection with any (i) formal investigation by the Securities and Exchange Commission or (ii) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

10. Restrictive Covenants.

(a) Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b) Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive’s termination of employment, neither the Executive, nor the Company will make any public statements which materially disparage the other party. The Company shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.

(c) Confidential Information. The Executive agrees that, during his employment with the Company and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Entities, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during his consultation with the Company after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(d) Nonsolicitation. The Executive agrees that, while he is employed by the Company and during the one-year period following his termination of employment with the Company (the “Restricted Period”), the Executive shall not, directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination), employed by the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or the Affiliated Entities, (ii) initiate discussion with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive’s employer or (iii) induce or attempt to induce any customer (whether former, current or prospective), supplier, licensee or other business relation of the Company or any of the Affiliated Entities to cease doing business with the Company or such Affiliated Entity, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliated Entity, on the other hand.

(e) Noncompetition. The Executive agrees that, during the Restricted Period, he will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business or any other financial services business that is competitive with any portion of the business conducted by the Company or any of the Affiliated Entities, in Michigan, Indiana, Ohio, Kentucky, Pennsylvania (which as of the Effective Date shall be limited to western Pennsylvania, defined as the portion west of Harrisburg, Pennsylvania) and West Virginia and any other state (or regional area in Pennsylvania) in which the Company or the Affiliated Entities as of the Date of Termination (or at any time during the 12-month period prior to the Date of Termination) has (or had) a material commercial banking or other financial services business (or has taken reasonable steps to commence operating a material commercial banking or other financial services business). Notwithstanding the aforesaid, the restrictions herein shall not apply based solely on the Company having any ownership or other interest in an indirect automobile lending facility. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(f) Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), (c), (d) or (e) and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), (c), (d) or (e). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

11. Assistance with Claims. The Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his employment by the Company, he will assist the Company and the Affiliated Entities in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and the Affiliated Entities in the prosecution of any claims that may be made by the Company or the Affiliated Entities in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of Executive’s employment by the Company. The Executive agrees, unless precluded by law, to inform promptly the Company if the Executive is asked to (i) participate (or otherwise become involved) in any Proceeding involving such claims or potential claims or (ii) assist in any investigation (whether governmental or private) of the Company or the Affiliated Entities (or their actions), regardless of whether a lawsuit has then been filed against the Company or the Affiliated Entities with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and if such assistance is rendered at a time when the Executive is not actively employed by the Company or at a time in respect of which the Executive is receiving the Severance Payment, shall pay a reasonable per diem fee for the Executive’s services. Any amounts to be paid to the Executive pursuant to this Section 11 shall be paid by the Company no later than within 30days of the date on which such expenses are incurred.

12. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Miscellaneous.

(a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Ohio, without regard to the conflict of law provisions of any state.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(e) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(f) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

Huntington Bancshares Incorporated

The Huntington Center

41 South High Street.

Columbus, Ohio 43287

Attention: General Counsel

or to the Executive:

At the most recent address maintained

by the Company in its personnel records

With a copy to:

R. Robert Popeo, Esquire
Robert M. Gault, Esquire
Mintz Levin Cohen Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(g) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(h) Entire Agreement. From and after the Effective Date, this Agreement (other than the Executive Agreement as contemplated by Section 4(i) hereof) constitutes the entire agreement between the Company and the Executive and shall supersede any agreements or term sheets between the parties with respect to the subject matter hereof.

(i) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(j) Authority. The Executive represents and warrants that he is subject to no agreement or restriction that would limit his ability to execute and deliver this Agreement, or, as of the Effective Date, immediately serve in the capacities and fully perform the services contemplated herein.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

STEPHEN D. STEINOUR

/s/ Stephen D. Steinour

HUNTINGTON BANCSHARES INCORPORATED

By: /s/ David L. Porteous
Name: DAVID L. PORTEOUS
Title: LEAD DIRECTOR